  FOR IMMEDIATE RELEASE

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                                                                                    John B. Woodlief
                                                                                    Vice President - Finance and
                                                                                    Chief Financial Officer
                                                                                    704-372-5404

Ruddick Corporation Subsidiary American & Efird Signs a Joint Venture Agreement with Vardhman Textiles Limited in India

CHARLOTTE, N.C--March 24, 2008--Ruddick Corporation (NYSE:RDK) announced that its sewing thread subsidiary, American & Efird, Inc. (A&E), has signed a joint venture agreement with Vardhman Textiles Limited (Vardhman) to manufacture, distribute and sell sewing thread for industrial and consumer markets within India and for export markets.  The agreement is subject to various customary conditions to closing and is expected to be completed in April 2008.  A&E will own 35% of the joint venture with an option to acquire an additional 14% over the next 5 years.  Financial terms of the deal were not disclosed.

Vardhman operates the second largest thread company in India with thread related sales of approximately $69 million in fiscal year 2007 and has been licensed to manufacture and sell A&E branded products in India since March 2001.  Vardhman will contribute all of its sewing thread operations to the joint venture and A&E will contribute cash.  The headquarters of the joint venture will be in Ludhiana, located in northern India.

Vardhman is a major integrated textile producer in India, manufacturing and marketing yarns, fabrics, sewing threads, fiber and alloy steel, with total consolidated sales of approximately $476 million in fiscal year 2007.

Thomas W. Dickson, Chairman of the Board, President and Chief Executive Officer of Ruddick Corporation commented that, "This strategic joint venture leverages the strengths of both companies to expand thread sales in India's rapidly growing sewn products market and further expands A&E's presence in this important region of Asia."

Ruddick Corporation is a holding company with two primary operating subsidiaries: Harris Teeter, Inc., a leading regional supermarket chain with operations in eight southeastern states and American & Efird, Inc., one of the world's largest global manufacturers and distributors of industrial sewing thread, embroidery thread and technical textiles.